Exhibit 10.6

HOTEL MANAGEMENT AGREEMENT

between

PHR CHERRY OPCO SUB, LLC

as Owner

and

PHR CHERRY TREE HOTEL MANAGER, LLC

as Manager

FOR

Cherry Tree Inn and Suites

2345 N. US 31 North, Grand Traverse City, Michigan

HOTEL MANAGEMENT AGREEMENT

This Hotel Management Agreement (the "Agreement") made as of this 3rd day of June 2021 (the “Effective Date”) between PHR CHERRY OPCO SUB, LLC, a Michigan limited liability company (the "Owner") and PHR CHERRY TREE HOTEL MANAGER, LLC, a Michigan limited liability company, as Manager ("Manager"),

RECITALS:

WHEREAS, PHR CHERRY PROP CO, LLC, a Michigan limited liability company (“Fee Owner”) is the lessor of the Premises (as defined below), and (ii) all Building and Appurtenances (as defined below), including, without limitation an existing 76 room hotel which is known as Cherry Tree Inn and Suites located at 2345 N. US 31 North, Grand Traverse City, Michigan (as more particularly defined in the Article I below, the “Hotel”).

WHEREAS, Owner holds a leasehold interest in the Hotel pursuant to the Lease (as defined below).

WHEREAS, Manager is experienced in the management and operation of hotels.

WHEREAS, Owner desires to retain Manager to manage and operate the Hotel. Manager is willing to perform such services for the account of Owner on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS, TERMS AND REFERENCES

1.1           Definitions. In this Agreement and any Exhibits, the following terms shall have the following meanings:

"AAA” shall have the meaning set forth in Article 30.

"Accounting Period" shall mean each calendar month (whether of 28, 29, 30 or 31 days) during each Fiscal Year.

"Affiliate" shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another person or entity. The term “control” (and correlative terms) shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person or entity. Without limiting the foregoing, an "Affiliate" also includes any partner or a partnership of any party to this Agreement, any member or membership parties thereto and any corporation, partnership, individual or trust related to or controlling or controlled by such partnership, individual or trust related to or controlling or controlled by such partnership party or its partners or such membership party or its members. A natural person is related to another natural person if he or she is a spouse, parent, or lineal descendant of the other person.

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"Allocated Services" shall mean certain support services that Manager obtains from a third party and provides on a central or regional basis to the hotels that it manages because such support services can be provided on a more efficient, effective and economical basis to each individual Manager managed hotel if the expenses of such support services are shared by other Manager managed hotels. Such support services include services in the areas of sales and marketing, purchasing, food and beverage, human resources, insurance, technology, training and payroll (each such service, an "Allocated Service"; collectively, the "Allocated Services"). Owner and Manager agree that Manager shall provide Allocated Services to the Hotel and that the Hotel's portion of the cost thereof shall constitute a Gross Operating Expense so long as (i) the costs of the Allocated Services are allocated in a commercially reasonable fashion on a proportionate basis among the Hotel and the other Manager managed hotels benefiting therefrom; and (ii) the Allocated Services shall not include services that do not benefit the Hotel. The parties agree that Manager (or its Affiliates) and the Hotel shall be returned a proportionate share of any rebates received by Manager with respect to any of the Allocated Services on a proportionate basis as compared to other hotels managed by Manager or its Affiliates.

"Annual Operating Budget" shall mean an annual operating projection for the Hotel prepared and submitted by Manager to Owner and approved by Owner for each Fiscal Year pursuant to Section 4.4(a).

"Annual Plan" shall mean an annual business plan for the operation of the Hotel prepared by the Manager and approved by the Owner, which shall include the Annual Operating Budget, the Approved Capital Budget and any other material included therein by Manager as provided in Section 4.4.

"Approved Capital Budget" shall have the meaning set forth in Section 4.4(b).

"Base Fee" shall have the meaning set forth in Article 11.

"Building and Appurtenances" shall mean (i) the hotel building located on the Premises, and (ii) landscaping and other related facilities, together with all installations located at, or used in connection with the operation of the building for hotel purposes including, without limitation, any swimming pools, health club and recreational facilities, walkways, parking facilities, heating, lighting, sanitation equipment, air conditioning, laundry facilities, refrigeration, built-in kitchen equipment, and elevators.

"Capital Budget" shall mean Manager's proposed estimate of FF&E and Capital Improvements submitted to Owner each Fiscal Year pursuant to Section 4.4.

"Capital Improvements" shall have the meaning set forth in Section 8.2 hereof.

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“Centralized Services” means those services described on Schedule IV attached hereto, which reflects those Centralized Services provided by the Manager and which may be amended from time to time in writing by the Owner and Manager or as set forth in an approved Annual Plan.

“Commencement Date” shall mean the date hereof.

"Competitive Set" shall mean the properties listed on Exhibit C attached hereto and any revisions to such list agreed upon by Owner and Manager from time to time.

"CPI" shall mean the Consumer Price Index for All Urban Consumers, United States City Average, All Items (1982-84=100), issued by the Bureau of Labor Statistics of the United States Department of Labor.

“Default Rate” shall mean the lesser of (i) the Prime Rate plus four percent (4%) per annum or (ii) the highest lawful rate permitted by applicable Legal Requirements from time to time.

“Earnings Before Interest, Taxes, Depreciation and Amortization” or “EBITDA” shall Total Operating Revenues less Gross Operating Expenses, excluding taxes of any kind (including betterments and assessments), interest, depreciation, amortization, reserves, insurance, any debt service payments and costs of the Hotel (including without limitation, debt service, fees to lenders and servicers, penalties, late fees, amortization any equipment lease payments and costs) and property, casualty and hazard insurance.

"Effective Date" shall mean the date of this Agreement as set forth on page 1 hereof.

"ERISA” shall have the meaning set forth in Section 4.2(a).

"Event of Default" shall mean any of the events described in Article 16, provided that any condition contained therein for the giving of notice or the lapse of time, or both, has been satisfied.

“Executive Personnel” shall mean the general manager, director of sales and the controller of the Hotel.

“Fee Owner” shall have the meaning set forth in the introductory section of this Agreement.

"Fiscal Year" shall mean the fiscal year that ends on the last day of each calendar year. The first Fiscal Year shall be the period commencing on the Commencement Date and ending on December 31st of the same calendar year in which the Commencement Date occurs. The last Fiscal Year shall be the period commencing on January 1st of the same calendar year in which the last day of the Term of this Agreement occurs and ending on such last day of the Term. The words "full Fiscal Year" shall mean any Fiscal Year containing not fewer than 365 days. A partial Fiscal Year after the end of the last full Fiscal Year and ending with the expiration or earlier termination of the Term shall constitute a separate Fiscal Year.

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"Furniture, Fixtures and Equipment" or "FF&E" shall mean all furniture, furnishings, wall coverings, fixtures, carpeting, rugs, fine arts, paintings, statuary, decorations, and hotel equipment and systems (including the costs associated with the purchase, installation and delivery thereof) located at, or used in connection with, the operation of the Building and Appurtenances as a hotel, including without limitation, major equipment and systems required for the operation of kitchens, bars, laundry and dry cleaning facilities, office equipment, dining room wagons, major material handling equipment, major cleaning and engineering equipment, telephone systems, computerized accounting and vehicles (including the costs associated with the purchase, installation and delivery thereof) together with all replacements therefor and additions thereto, but in all events excluding Operating Equipment and Supplies.

"GAAP” shall have the meaning set forth in Section 4.2.

"Gross Operating Expenses" shall have the meaning contained on Schedule II attached hereto. .

"Hotel" shall mean (a) the Building and Appurtenances and the Premises owned by Owner and (b) all FF&E, all Operating Equipment and Supplies, and all Inventories owned by Owner located at the address set forth on Schedule I.

"hotel" shall mean any hotel (other than the Hotel), inn, motor inn, motor hotel, motel, suite hotel, conference center, meeting center or any other facility providing either or both of short-term lodging and meeting arrangements.

"Hotel Employees" shall have the meaning set forth in Section 4.2.

"Inventories" shall mean inventories of supplies, in accordance with the Uniform System of Accounts, such as soap, toilet paper, stationery, writing pens, food and beverage inventories, paper products, menus, expendable office and kitchen supplies, fuel, supplies and items similar to any of the foregoing.

“Lease” means that certain Hotel Lease entered into by and between Owner, as tenant, and Fee Owner, as landlord, on or about the date hereof, as the same may be amended from time to time.

"Legal Proceedings" shall mean all complaints, counterclaims or cross-claims filed in a court of competent jurisdiction, any notice of any claim of violation of any legal requirement by any governmental agency or authority, or any summons or other legal process, in each instance by or against the Hotel or by or against Owner, or Manager in connection with the Hotel.

"Legal Requirements" shall mean (a) all laws, ordinances, statutes, regulations and orders relating to the Hotel and the Premises now or hereafter in effect, including but not limited to, environmental laws and (b) all terms, conditions, requirements and provisions of (i) all Permits; (ii) all leases; and (iii) all liens, restrictive covenants and encumbrances affecting the Hotel or the Premises or any part thereof.

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"Liabilities" shall have the meaning set forth in Section 24.1.

"License Agreement" shall mean the franchise or license agreement from time to time entered into by Owner with respect to the branding and operation of the Hotel. For the purposes of this definition, the following terms used in said section shall have the following meaning:

"Licensor" shall mean the franchisor or licensor under the franchise or license agreement from time to time entered into by Owner with respect to the branding and operation of the Hotel.

"Licensee" shall mean Owner; and the "Manual" shall mean the Licensor's operating manual and other manuals for Licensor described in its standard license agreement.

"Major Capital Expenditures" shall have the meaning set forth in Section 4.4.

"Major Renovations" shall mean a contemporaneously made set or series of alterations, additions and/or improvements to the Hotel with a total cost in excess of $100,000 (or a lesser amount in the event a project with a total cost less than $100,000 requires material design and purchasing and installation services related thereto and/or results in a material alteration in the design of the Hotel), but shall not include any Repairs or Maintenance with respect to Capital Improvements or FF&E.

"Management Fee" shall mean the Base Fee and other fees payable or due hereunder, all as set forth in Article 11 hereof and Schedule I attached hereto.

"Manager" shall have the meaning set forth in the introductory section of this Agreement.

"Manager’s Liability Cap" shall have the meaning set forth in Article 33.

"MEPPA” shall have the meaning set forth in Section 4.2(a).

"Minimum Cost" shall have the meaning set forth in Section 15.1.

"Mortgage" shall mean, collectively, each of the documents evidencing or securing current or future indebtedness on the Hotel in favor of a third party lender or financial institution or any successor thereto or replacement thereof (the "Lender").

"OFAC” shall have the meaning set forth in Section 26.18.

“Open for Business” shall mean the period of time during which all or substantially all of the Hotel is open for business to the general public.

"Operating Account" shall mean a special account or accounts, bearing the name of the Hotel, established by Owner in a federally insured bank or trust company selected by Owner.

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"Operating Equipment and Supplies" shall mean supply items which constitute "Operating Equipment and Supplies" under the Uniform System of Accounts, all miscellaneous serving equipment, linen, towels, uniforms, silver, glassware, china and similar items.

“Operating Standards” shall mean the operation of the Hotel in a manner consistent with (i) the requirements under the License Agreement; (ii) the condition of the Hotel as of the Commencement Date (or, following completion of a Renovation, the condition of the Hotel as of the completion of the Renovation), normal wear and tear excepted; (iii) the condition and level of the operation of hotels of comparable class and standing to the Hotel in its market area; (iv) then current market conditions regarding rental rates and lease terms and conditions with respect to Hotels of comparable class and standing to the Hotel (including but not limited to the Competitive Set); (v) the requirements under the Lease; and (vi) then current business and management practices (including those related to compliance with Legal Requirements) applicable to the management, operation, leasing, maintenance and repair of a hotel comparable in size, character and location to the Hotel.

"Owner" shall have the meaning set forth in the introductory section of this Agreement.

"Owner’s Annual Plan Objections” shall have the meaning set forth in Section 4.4.

"Performance Standard" shall have the meaning set forth in Section 18.2.

"Permits" shall mean all governmental or quasi-governmental licenses and permits, including but not limited to any certificate of occupancy, business licenses and liquor licenses.

"Permitted Investments" shall mean (subject to modification, addition or deletion from time to time at the option of Owner by written request to Manager) all of which shall be in the name of Owner:

(a)       interest-bearing deposit accounts (which may be represented by certificates of deposit, time deposit open account agreements or other deposit instruments) in commercial banks having a combined capital and surplus of not less than $50,000,000; or

(b)	all other investments approved by Owner.

"Premises" shall mean the land on which the Hotel is located, which land is described in Exhibit A attached hereto.

“Prime Rate” shall mean the rate per annum announced, designated or published from time to time by JP Morgan Chase Bank N.A. as its “prime”, “reference” or “base” rate of interest for commercial loans.

"Privileged Information" shall have the meaning set forth in Section 26.19.

"Prohibited Persons” shall have the meaning set forth in Section 26.18.

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"Proposed Capital Expenditures Budget" shall have the meaning set forth in Section 4.4.

"Proposed FF&E Budget” shall have the meaning set forth in Section 4.4.

"Proposed Operating Budget” shall have the meaning set forth in Section 4.4.

“Reimbursable Expenses” shall mean all travel, lodging, entertainment, telephone, facsimile, postage, courier, delivery, employee training and other expenses incurred by Manager in accordance with the standard policies for expenses incurred by Manager on its own behalf and which are directly related to its performance of this Agreement, but in no event will Reimbursable Expenses include or duplicate expenses for Manager’s overhead, Allocated Services or Centralized Services.

“Renovation” shall mean a renovation of any portion of the Hotel during the Term, pursuant to a plan proposed by Manager and approved by Owner to, among other things, bring the Hotel to a physical condition that satisfies the standards under the License Agreement and to operate in a manner consistent with the assumptions for the then-current Annual Operating Budget and then-current Annual Plan. A Renovation shall be carried out at the expense of Owner pursuant to plans and specifications and a schedule prepared by Manager and approved by Owner and, to the extent required under the License Agreement, by Licensor.

"Repairs and Maintenance" shall have the meaning as defined in Section 8.1.

"Reserve" shall mean an account maintained as a Permitted Investment for Reserve for replacement of FF&E and/or Capital Improvements, as described in Section 7.1 and funded as provided in Section 7.2.

“Schedule I” shall mean Schedule I attached to and made a part of this Agreement.

“Schedule II” shall mean Schedule II attached to and made a part of this Agreement.

“Schedule III” shall mean Schedule III attached to and made a part of this Agreement.

“Schedule IV” shall mean Schedule IV attached to and made a part of this Agreement.

"State" shall mean the State in which the Hotel is located or other as designated.

"Term" shall mean the term of this Agreement, which shall be an initial ten (10) year term commencing on the Commencement Date and expiring on the tenth (10th) anniversary of the Commencement Date, as such Term may be extended or shortened as expressly set forth in this Agreement or as otherwise agreed to by Owner and Manager.

“Third Party Purchaser” shall have the meaning set forth in Section 18.1.

"Total Operating Revenues" has the meaning set forth on Schedule III attached hereto.

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"Unavoidable Interruptions" shall mean interruptions in the operation of or access to the Hotel or any of its essential services on account of an interruption in any one or more of the utility services described in Section 13.2, or on account of labor disputes, strikes, lockouts, fire or other casualty, war, terrorist actions, acts of God and other similar causes beyond the reasonable control of the party claiming an unavoidable interruption, but never financial inability. Other than obligations accruing prior to the occurrence of an event of Unavoidable Interruption or obligations that, if not performed, would cause a material adverse effect on the Hotel or its operations (for instance, the requirement to maintain the Permits or insurance obligations hereunder), the obligations of the party hereunder shall be suspended during the period of an Unavoidable Interruption.

"Uniform System of Accounts" shall mean the Uniform System of Accounts for the Lodging Industry, 11th Revised Edition, 2014, as published by the Hotel Association of New York City, Inc. or any later edition thereof.

"Working Capital" shall mean and refer to the funds which are reasonably necessary for the day-to-day operation of the Hotel's business, including, without limitation, amounts sufficient for the maintenance of petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses, advance deposits, funds required to maintain inventories, and amounts due to/or from Manager and/or Owner less accounts payable and accrued current liabilities.

1.2          Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders; the singular shall include the plural, and the plural shall include the singular. The titles of Articles, Sections and Subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, sub-clauses or exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or sub-clause of, or exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, or exhibits to, another document or instrument.

1.3          Exhibits. All exhibits, schedules and other attachments attached hereto are by this reference made a part of this Agreement.

ARTICLE 2

MANAGEMENT OF HOTEL

Owner hereby engages and appoints Manager, pursuant to the terms of this Agreement, to operate and manage the Hotel, and Manager hereby agrees and contracts to plan, operate, repair and manage the Hotel pursuant to the terms of this Agreement.

Subject to the terms of this Agreement, Hotel operations shall be under the exclusive supervision of Manager, which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation, maintenance and repair of the Hotel in accordance with the terms of this Agreement. Except as specifically set forth in this Agreement, Manager shall have discretion and control respecting matters relating to management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, other Hotel services, employment policies, granting of concessions or leasing of shops and agencies within the Hotel, procurement of inventories, supplies and services, promotion and publicity and, in general, all activities necessary for operation of the Hotel.

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Manager shall devote its knowledge, experience and efforts to operate and manage the Hotel pursuant to this Agreement in a businesslike manner in accordance with the Operating Standards. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager's organization and staff with respect to the policies pursued by Owner in operating, maintaining, and servicing the Hotel.

ARTICLE 3

TERM

3.1         Term.   The agreement shall be in effect for the initial Term. If this Agreement has not been otherwise terminated in accordance with the terms of this Agreement, upon the expiration of the initial Term, the initial Term shall be automatically be extended by four (4) terms of one (1) year each, unless either Owner and Manager send a termination notice at least thirty (30) days prior to the then expiration of the Term to cancel this Agreement effective as of the then next expiration of the Terms (as it may be extended). Notwithstanding the foregoing, the Agreement may be terminated prior to the scheduled expiration of the Term or any extension thereof (i) upon the sale of the Hotel to a bona fide Third Party Purchaser, subject to and as allowed and provided in Article 18 hereof; and (ii) as otherwise provided in Articles 15, 17 and 18.

3.2         Surrender.   On the expiration or sooner termination of the Term, Manager shall quit and surrender the Premises to Owner in the condition required pursuant to this Agreement and take such other actions as contemplated by Article 20 hereof.

ARTICLE 4

USE AND OPERATION OF THE HOTEL

4.1         Operation.   Manager shall be the sole and exclusive manager of the Hotel during the Term and shall operate the Hotel in accordance with the Operating Standards and the provisions of this Agreement. Manager shall act in good faith with respect to the proper protection of and accounting for Owner's assets and shall deal at arm's length with Owner and all third parties.

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4.2          Employment.   (a)   Subject to the terms of this Agreement, Manager shall select, employ, promote, transfer, compensate, terminate where appropriate, supervise, direct, train, and assign the duties of the Executive Personnel and, through the Executive Personnel, a sufficient number of personnel whom Manager reasonably determines to be necessary or appropriate for the proper, adequate and safe operation and management of the Hotel (collectively, the "Hotel Employees"). All such employees of the Hotel shall be employees of Manager or Manager's Affiliate. In addition, Manager may, from time to time, assign one or more of its employees to the staff of the Hotel on a full-time, part-time or temporary basis. Notwithstanding the provisions of this Section 4.2 or any other provision of this Agreement, all costs, expenses and liabilities relating to Hotel Employees shall be expenses of operating the Hotel and the responsibility of Manager for acts or omissions of Hotel Employees shall not extend beyond responsibility for the gross negligence or willful misconduct of, or the willful violation of Legal Requirements by the Executive Personnel. Subject to Section 4.6 below, Manager will negotiate with any union lawfully entitled to represent such employees and may execute collective bargaining agreements or labor contracts resulting therefrom that have been approved by Owner. Manager shall fully comply with all Legal Requirements having to do with worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. The cost of all labor, employees and employment arrangements and any benefits and taxes related thereto shall be charged as Gross Operating Expenses of the Hotel and shall be accrued in accordance with generally accepted accounting principles (“GAAP”) and shall be promptly paid by Owner in accordance with the terms of this Agreement. The costs provided for in the immediately preceding sentence shall include, by way of example and not limitation, all reasonable costs and expenses (including, without limitation, all employment related expenses incurred by Manager with respect to the Hotel Employees), such as severance pay, unemployment compensation and health insurance and related costs (i.e., in order to comply with COBRA-type regulations) as a result of the termination of employees and which shall have been paid or accrued in accordance with GAAP. Manager shall use commercially reasonable efforts and exercise reasonable care to select qualified, competent, and trustworthy employees. The Hotel's general cashier and all employees having check signing authority shall be adequately bonded or insured to the reasonable satisfaction of Owner (or as provided herein) and the cost of such bonds or insurance shall be an expense of the Hotel. To the extent possible and reasonably available, Manager shall use local labor to fill non-Executive Personnel positions in the operation of the Hotel. Owner may at any time consult or communicate with Manager regarding any of the Hotel Employees, but will not interfere in the day-to-day activities of Hotel Employees. The Manager shall not discriminate against any employee or applicant for employment because of race, color, religion, national origin, ancestry, age, sex or sexual orientation, and all employment advertising shall indicate that Manager and Owner are each an Equal Opportunity Employer as that term is defined under Legal Requirements.

Notwithstanding anything to the contrary contained in this Agreement, the following subparagraphs (b) and (c) shall apply to any liability that may, from time to time, arise out of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Multi-employer Pension Plan Amendments Acts of 1980 ("MEPPA"), respectively, as from time to time amended.

(b)       Employee Benefits: Any Hotel Employees who are not then represented by a collective bargaining representative shall be entitled to participate in the incentive programs, profit sharing and/or other employee retirement, disability, health, welfare or other benefit plan or plans then made available by Manager to similarly situated employees of other hotels managed by Manager, in accordance with their respective terms. Manager will have the right to charge the Hotel with its allocable share of the cost of any such plan or plans and any contributions to be made thereunder provided that such charges and contributions shall be determined by Manager in good faith on a uniform basis with respect to charges and contributions imposed for the same or similar plans at other hotels then managed by Manager, subject to Legal Requirements. Manager's rights under this Subsection (b) shall be subject to the condition that Manager shall not put into effect any amendment to any existing plan, or adopt any additional plan, which is not imposed upon all other similarly situated hotels managed by Manager.

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Upon the expiration or termination of this Agreement, the sale of the Hotel or other similar event, Manager shall cooperate with the Owner with respect to disposition of such plan or plans (or plan assets) in a mutually satisfactory manner, all in compliance with then applicable Legal Requirements.

(c)       Collective Bargaining or Other Multi-employer Plans: Manager and Owner agree that with respect to any withdrawal liability arising under any collective bargaining agreement or other "multi-employer plan" (as defined in Section 3(37) of ERISA) in which the Hotel Employees become participants, the obligations of the parties shall be determined as follows:

(1)       Withdrawal liability arising with respect to Hotel Employees shall be the responsibility of Owner, and Owner shall either pay the amount of such withdrawal liability directly to such plan or reimburse Manager for withdrawal liability payments made to such plan by Manager with respect to Hotel Employees (including withdrawal liability arising after the sale or other termination of this Agreement, provided that such liability arises as a result of such sale, disposition, termination or other similar event). To the extent permitted under then applicable laws, regulations and agreements, Manager shall cooperate with Owner in structuring transactions and transferring actual or contingent withdrawal liability to a successor in ownership or purchaser of the Hotel in accordance with "relief" provisions of ERISA, such as ERISA Section 4204 or then applicable statutory or regulatory provisions of a similar nature.

(2)       For purpose of this subparagraph (c), the term "withdrawal liability" shall mean the actual amount assessed by and payable to a multi-employer pension fund upon a complete or partial withdrawal of the Hotel or Hotel Employees from such fund. Manager shall cooperate with Owner in challenging a plan's assessment of such liability, provided that all costs of litigation, arbitration or other procedures shall be paid by Owner (including any bonds that must be posted). If Manager or its Affiliates have employees at other locations who participate in the same multi-employer plan as Hotel Employees, Owner shall be charged with and be responsible only for multi-employer plan withdrawal liability arising solely with respect to the participation of Hotel Employees in such plan.

4.3          Legal Proceedings.   Legal Proceedings of a "non-extraordinary nature" (hereafter defined), may be instituted by Manager, in accordance with guidelines and policies determined from time to time by Manager and Owner, in the name of Manager or the Hotel or Owner and by counsel designated by Manager pursuant to such guidelines and policies. Legal Proceedings of an "extraordinary nature" (hereafter defined) shall require Owner's prior approval of the proceedings and counsel approved by Owner. Manager shall furnish Owner with quarterly status reports with respect to all Legal Proceedings of an extraordinary nature. In addition, Manager shall have the right to defend, through counsel designated by Manager, Legal Proceedings of a non-extraordinary nature against Owner or Manager resulting from the operation of the Hotel. The defense of Legal Proceedings against the Hotel of an extraordinary nature (including, without limitation, any aspect of any claims against Manager or Owner arising out of the operation of the Hotel as to which the insurance company denies coverage) shall be coordinated with Owner, designated counsel shall be subject to Owner's reasonable approval and Manager shall furnish Owner with quarterly status reports with respect to such actions. All claims against Owner and/or Manager arising out of the management or operation of the Hotel which (i) are not covered by insurance shall be promptly communicated to Owner and (ii) are covered in whole or in part by insurance shall be promptly forwarded by Manager to the appropriate insurer (with a copy thereof to Owner in the case of claims against Owner). Legal Proceedings of a "non-extraordinary nature" shall be proceedings in which the monetary exposure is less than $50,000 that are (i) initiated by Manager or Owner relating to the operation of the Hotel for matters such as collections, maintenance of licenses and permits, enforcement of contracts and proceedings against Hotel tenants; and/or (ii) defense of actions against the Owner or Manager resulting from the operation of the Hotel, for matters such as guest claims for loss of property or injury to persons and claims relating to employment or the application for employment at the Hotel. Legal Proceedings of an "extraordinary nature" shall mean all other Legal Proceedings. All costs, expenses, fees and liability associated with any Legal Proceedings shall be paid solely by Owner.

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4.4          Annual Plan.  On or before the date that is forty-five (45) days following the Commencement Date, Manager shall submit to Owner a proposed Annual Plan in Manager’s format for the remaining portion of the Fiscal Year in which the Commencement Date occurs and Owner and Manager shall cooperate to agree on the annual plan for the remainder of the Fiscal Year in which the Commencement Date occurs, which shall be the “Annual Plan” for such Fiscal Year. On or before December 1st of each year following the Commencement Date, Manager shall submit to Owner a proposed Annual Plan in Manager’s format for the next Fiscal Year. On or before December 15th of each year following the Commencement Date, Owner either shall accept the proposed Annual Plan submitted to Owner by Manager or shall submit to Manager a detailed list of Owner's objections or questions to the proposed Annual Plan ("Owner's Annual Plan Objections"). Within fifteen (15) days after Manager's receipt of Owner's Annual Plan Objections, Owner and Manager shall meet and discuss Owner's Annual Plan Objections with the goal of agreeing upon an Annual Plan for the subject Fiscal Year (the “Annual Plan”). Owner, as part of Owner's Annual Plan Objections, shall have the right to object to the entire proposed Annual Plan or to any specific item or items contained in the proposed Annual Plan. In the event Owner objects to the proposed Annual Plan or any specific item or items of expense in the proposed Annual Plan and Owner and Manager are unable to reach agreement thereon as provided above prior to commencement of the Fiscal Year in question, pending such agreement, the proposed Annual Plan or the specific item or items of expense (not revenue) in question shall be suspended and replaced for such period that the Annual Plan or such item(s) are in question by an amount equal to the lesser of (i) that proposed by Manager for such Fiscal Year, or (ii) if an objection to the entire Annual Plan, the Actual Gross Operating Expenses for the immediately preceding Fiscal Year subject to an adjustment equal to the percentage increase in the CPI over the last twelve (12) month period immediately preceding the start of the Fiscal Year in question, or (iii) if an objection to a specific item or items of expense in the Annual Plan, such item or items of expense for the immediately preceding Fiscal Year subject to an adjustment for each item equal to the percentage increase in the CPI over the twelve (12) month period immediately preceding the start of the Fiscal Year in question.

(a)               The Annual Operating Budget shall be prepared in accordance with the Uniform System of Accounts. The proposed Annual Operating Budget shall incorporate Manager's good faith reasonable estimates of the items of revenue and expense contained therein and shall contain the proposed budget for operations for the succeeding Fiscal Year. When approved by Owner, the proposed Annual Operating Budget shall be the approved Annual Operating Budget. Any revisions, substitutions or additions to the Annual Operating Budget must be approved by the Owner in writing. The proposed Annual Plan shall include for the ensuing Fiscal Year, the following proposed budgets and programs:

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A.                        A proposed operating budget (the “Proposed Operating Budget”) on a monthly and yearly basis with detailed departmental schedules for each line item and the assumptions underlying the same, including, without limitation: (a) projected occupancy and average room rates by month broken down by room segment; (b) projected Total Operating Revenues; (c) proposed Hotel room rates and charges for other services; (d) projected Gross Operating Expenses; (e) projected EBITDA; (f) proposed staff scheduling and compensation (including, without limitation, any bonuses or other incentive compensation for Hotel Employees which may take the form of a “bonus pool” stating an aggregate amount to be distributed among the Hotel Employees as appropriate, rather than separately setting forth incentive and/or bonus compensation for each Hotel Employee); (g) a narrative comparison of budgeted revenue and expense levels to the previous Fiscal Year’s estimated and actual results, highlighting material changes for the upcoming Fiscal Year; (h) anticipated depreciation and amortization of fixed assets at the Hotel; (i) annual debt service with respect to the Hotel; (j) projected contributions by, and distributions to, Owner as the result of Hotel operations; (k) an estimate of the working capital funds required to be maintained, as of the end of each month; (l) a year-over-year comparison with comments regarding variance; (m) the cost of the Centralized Services, and(o) all other items reasonably requested by Owner in order to provide the projected cash flow for the Hotel during such upcoming Fiscal year.

B.                         A proposed budget (the “Proposed Capital Expenditures Budget” or “Capital Budget” and when the Annual Plan is approved and agreed, the “Approved Capital Budget”) setting forth Manager’s estimate of the Capital Expenditures to be made respecting the Hotel for both of the following:

(a)               major repairs, alterations, improvements, renewals and replacements (which repairs, alterations, improvements, renewals and replacements are not routine maintenance, repairs and alterations referred to in Section 6.1.2(b)) to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Hotel building (“Major Capital Expenditures”); and

(b)               non-routine repairs and maintenance to the Hotel building which are normally capitalized under GAAP, such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, and replacing folding walls and the like, but which are not Major Capital Expenditures.

C.                         A proposed budget (the “Proposed FF&E Budget”) setting forth Manager’s estimate of the FF&E expenditures to be made and the sources of funds for the replacements and renewals to the Hotel’s FF&E, including all information necessary to satisfy the reporting requirements in the License Agreement and the Mortgage relating to the FF&E Reserve.

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D.                        A market overview of local competitive properties of the Hotel including narrative descriptions of (a) the Hotel’s target market, (b) the Hotel’s relative position in such market, and (c) the proposed room rate structures and occupancy for the target market.

E.                         A marketing plan for the Hotel including narrative descriptions and Hotel allocable costs, of (a) Manager’s national or regional or business segment marketing plans, (b) local Hotel marketing, and (c) intended sales initiatives.

F.                          A staffing plan describing the general staffing needs for the operation and management of the Hotel.

In preparing the Proposed Operating Budget, or otherwise from time to time upon the request of Owner, Manager shall use commercially reasonable efforts to investigate, consider and incorporate into the day-to-day operations of the Hotel certain efficiencies and economies of scale that may be achieved by outsourcing some or all services that may be currently provided “in-house”.

In addition, Manager shall provide to Owner for Owner's review, a written schedule for the Hotel listing all executive and management employees to be employed "on-site" in the direct management of the Hotel including, but not limited to the positions of General Manager, Director of Sales, and Chief Engineer. These schedules shall include such employee's title or job description and the salary range including additional compensation or prerequisites such as lodging, meals, maintenance, moving expenses, bonus/incentive compensation and the like. In the event that any employee's services are shared with (or subsidized through a sharing arrangement with) another hotel, the employee shall be identified together with a description of his/her responsibilities and the amount and source of any subsidy, together with a breakdown of the relative time expended with respect to the Hotel and each other hotel. If Owner notifies Manager that Owner does not believe that some or all of the scheduled wages and salaries are reasonable and customary as required above, then Manager shall promptly provide to Owner a wage and salary survey that supports the scheduled wages and salaries. No proposed amendment including changes in salary or other compensation shall be effective unless the salary or other compensation as changed is reasonable and customary as required above.

4.5          Contracts; Equipment Leases.

Subject to the terms of this Section 4.5, Manager may contract for the purchase of goods and services for the Hotel with third parties that have other contractual relationships with Manager or its Affiliates, so long as the prices charged by such third parties are reasonably competitive. In addition:

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A.                        Contracts. Manager is authorized, without the prior written approval of Owner if not otherwise expressly contemplated by the Annual Plan, to enter in the name of Owner any contracts for or covering the Hotel (except for Equipment Leases and Space Leases as more fully described in subparagraph B below) with vendors of its choice; provided, however, if not otherwise expressly contemplated by the Annual Plan, Manager may not enter into any contract for or covering the Hotel without Owner’s prior written approval if (a) the contract term is longer than one (1) year and is not terminable by Owner without penalty upon 30 days’ prior written notice, or (b) the total expenditure by the Hotel pursuant to such contract shall be in excess $25,000.

B.                         Equipment Leases. Manager is authorized, without the prior written approval of Owner if not otherwise a part of the Annual Plan, to enter in the name of Owner any equipment leases and Space Leases covering the Hotel with vendors of its choice; provided, however, if not otherwise expressly contemplated by the Annual Plan, Manager may not enter into any equipment lease without Owner’s prior written consent if (a) the contract term is longer than one (1) year and is not terminable by Owner without penalty upon 30 days’ prior written notice or (b) the total expenditures under such Equipment Lease or Space Lease exceed $25,000.

4.6       Labor Relations. Manager shall have no right to enter into any collective bargaining agreement concerning any employees of the Hotel without the prior written approval of Owner, which may be granted or withheld in its reasonable discretion. Upon Owner’s approval of any such agreement, Manager shall be responsible to perform such agreements. To the extent applicable, Manager: (a) represents that it is an equal opportunity employer as described in Section 202 of Executive Order 11246 dated September 24, 1965, as amended, and as such agrees to comply with the provisions of Paragraphs 1 through 7 of Section 202 of said Executive Order during the performance of this Agreement, (b) agrees to comply with the affirmative action requirements of Part 60.741 of Title 41, Code of Federal Regulations, with respect to handicapped workers during the performance of this Agreement, (c) agrees to comply with the affirmative action requirements of Part 60.250 of Title 41, Code of Federal Regulations, with respect to Disabled Veterans and Veterans of the Vietnam Era during the performance of this Agreement, and (d) shall submit to Owner in the form approved by the Director of the Office of Federal Contract Compliance, U.S. Department of Labor, a certification that Manager does not and will not maintain any facilities that provide for their employees in a segregated manner, or permit their employees to perform their services at any location under its control, where segregated facilities are maintained, and that Manager will obtain a similar certification from its contractors.

4.7       Liquor License. Manager shall obtain and maintain throughout the Term any and all alcoholic beverage licenses either in its name or its designee and shall maintain the alcoholic beverage licenses in good standing and effect, free of all liens (and in compliance with the conditions imposed upon such alcoholic beverage licenses by any alcoholic beverage control commission or other governmental authority or agency and pursuant to any License Agreement.)

4.8       Employee Discount. To the extent Manager provides discounted rates to Manager’s employees at other hotels managed by Manager or its Affiliates, pursuant to discount rate programs applicable to other hotels, Manager agrees to include this Hotel in such discounted rate programs (subject to availability and black-out periods determined by Owner and Manager during the Annual Plan process, or as otherwise approved by Manager or Owner as part of the revenue management of this Hotel) and to provide the same discounted rates to the Hotel Employees, to the extent allowed under the management and franchise agreements affecting such other hotels.

4.9       Forms. Manager shall prepare or cause to be prepared for execution by Owner all forms, reports and returns, if any, required to be filed by Owner under applicable law with respect to the operation of the Hotel; however, Manager shall not be obligated to prepare any of Owner's income tax returns. Without limitation, Manager shall timely prepare and deliver, as required by law, an Internal Revenue Service Tax Form 1099 with respect to payments made during a calendar year to third party contractors and professionals.

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4.10       Notice of Violations. Manager shall promptly notify Owner in writing of any written notice received from any regulatory or governmental body regarding an actual or perceived violation of any Legal Requirements.

4.11        In-House Services. Manager shall have the right to provide in-house services to the Hotel, including without limitation, legal counsel, the reasonable costs of which shall not exceed current market rates for similar services and shall be paid to Manager or its Affiliates as an
Gross Operating Expense of the Hotel; provided, however, that the cost of such in-house services shall not exceed the $25,000 in the aggregate in any Fiscal Year without Owner’s prior written approval. In the event Manager desires to enter into any transaction with an Affiliate or any person in which Manager or any of its Affiliates has any ownership, investment or management interest or responsibility which is on terms that are not arms-length, Manager shall (i) disclose to Owner the nature of such affiliation prior to engaging in any transaction in connection with the Hotel; and (ii) obtain the prior written approval of Owner (which consent shall not be unreasonably withheld, conditioned or delayed), regardless if such transaction was included in the approved Annual Plan.

4.12       Centralized Services. Subject to the terms and conditions of this Agreement, Manager shall furnish or cause its Affiliates to furnish to the Hotel, the Centralized Services. Subject to the approved Annual Plan and the terms and conditions of this Agreement, Owner shall pay to Manager the Hotel’s allocable share of the Centralized Services actually incurred by Manager or its Affiliates (without profit, premium or mark-up or other element of compensation of any kind). Although the method of allocation of the Centralized Services among the Managed Hotels may change from time to time as agreed to by Owner and Manager, the current method of allocating the Centralized Services is set forth on Schedule IV. Additional Centralized Services may be added by amendment to Schedule IV from time to time only upon Owner’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) with Manager’s explanation of how the costs of such additional Centralized Services to be charged and allocated among the Manager managed hotels or if provided for in an approved Annual Plan. Except with respect to the Centralized Services, under no circumstances shall Manager charge for any general corporate overhead of Manager or Affiliates (except as otherwise provided or allowed in this Agreement). As part of the Proposed Annual Plan, in addition to the Centralized Services, Manager will set forth a list of those additional services (if any) that are furnished generally on a central or system-wide basis to Managed Hotels, together with Manager’s proposal as to which of such additional services are appropriate for the Hotel.

4.13       Lease. Owner or Manager at Owner’s request shall make any and all lease payments under the Lease as and when they become due, and shall comply with and perform any and all covenants contained in the Lease, in each instance before any event of default (as defined in the Lease) or other event occurs under the Lease, which would trigger the lessor’s right to terminate the Lease.

ARTICLE 5

RELATIONSHIP OF PARTIES

Owner and Manager acknowledge and agree that this Agreement creates an agency relationship; provided, however, that (a) each Hotel Employee shall be the employee of Manager or Manager’s Affiliate and not of Owner, (b) Manager's authority is subject to the terms and conditions of this Agreement, and (c) nothing in this Agreement shall constitute, or be construed to be, or create, a partnership, joint venture or lease or employment arrangement between Owner and Manager with respect to the Hotel or the operation thereof. Employees or agents of Manager are not by this Agreement or by any actions of Owner and/or Manager hereunder made employees of Owner, and are not entitled to the benefits provided by Owner or its Affiliates to its employees, including but not limited to, group insurance, leave and pension plan. This Agreement shall not be deemed at any time to be an interest in real estate or a lien or security interest of any nature against the Hotel, the Premises or any other land used in connection with the Hotel, or any equipment, fixtures, inventory, motor vehicles, contracts, documents, accounts, notes, drafts, acceptances, instruments, chattel paper, general intangibles, or other personal property now existing or that may hereafter be acquired or entered into with respect to the Hotel or the operation thereof.

ARTICLE 6

ADVERTISING

Subject to and in strict compliance with the provisions of the License Agreement, Manager shall arrange and contract for all advertising, which Manager may reasonably deem necessary, in accordance with Section 4.4, for the operation of the Hotel. So long as the License Agreement may be in effect, Manager generally shall advertise the Hotel under the name of the Hotel set forth on Schedule I or such other name as Owner may designate or approve.

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ARTICLE 7

RESERVE FOR FF&E

7.1.       Reserve for Replacement of FF&E. The Reserve shall be funded pursuant to Section 7.2, and Manager shall use amounts in the Reserve to cover the cost of FF&E expenditures and Capital Improvements, as described in Section 4.4 in conjunction with the Approved Capital Budget. All FF&E, Capital Improvements and the Reserve  shall be the property of Owner.

7.2       Transfers to Reserve for FF&E. Commencing on the Commencement Date and continuing thereafter during the remainder of the Term, Manager shall deposit monthly into the Reserve for FF&E an amount equal to the amounts required by Lender and/or by Licensor; provided that in no event will the amounts to be deposited monthly into the Reserve be less than an amount equal to such amounts required by the Owner’s lender or the Franchisor.

7.3       Annual Adjustment. At the end of each Fiscal Year and following receipt by Manager of the annual accounting referred to in Article 10, an adjustment will be made to such annual account, if necessary and if available, so that the appropriate amount shall have been deposited in the Reserve.

7.4       Maintenance of Reserve. Checks or other documents of withdrawal shall be signed by representatives of Manager who shall be bonded or otherwise insured pursuant to insurance provisions of this Agreement. The proceeds from the sale of FF&E no longer needed for the operation of the Hotel shall be deposited in the Reserve, but not be credited against the obligation to deposit cash in such fund for the then current Fiscal Year. All interest earned or accrued on amounts invested from the Reserve shall be added to the Reserve (but shall not be credited against Owner's obligations to fund the Reserve), and shall not constitute Total Operating Revenues or be included therein.

7.5       Accumulation of Reserve and Additional Cost of FF&E and Capital Improvements. Owner and Manager acknowledge and agree that portions of the Reserve may, from time to time in accordance with the then-current Annual Plan, be used for more significant expenditures than could be reserved for in a single year. Accordingly, at the end of each Fiscal Year, any amounts remaining in the Reserve shall be carried forward to the next Fiscal Year, and shall be in addition to the amount to be reserved in the next Fiscal Year. In the event at any time there are insufficient funds in the Reserve for any Fiscal Year to pay the cost of FF&E in accordance with the Annual Operating Budget and the Approved Capital Budget, then Owner will, within thirty (30) days after request therefor by Manager shall provide the additional cash to the Manager.

7.6.       Final Remittance. Upon expiration or termination of this Agreement, subject to the other terms and provisions of this Agreement, all remaining amounts in the Reserve shall be remitted forthwith to Owner.

ARTICLE 8

REPAIRS AND MAINTENANCE AND CAPITAL IMPROVEMENTS

8.1       Repairs and Maintenance. Subject to the terms hereof, Manager shall, from time to time, make such expenditures from Total Operating Revenues for repairs and maintenance including service contracts ("Repairs and Maintenance") as required by the Lender, the License Agreement, the Legal Requirements, the then current Annual Plan or as necessary to maintain the Hotel in good operating condition in compliance with the License Agreement and otherwise in the condition required by this Agreement, including but not limited to repairs and maintenance of HVAC, mechanical and electrical systems, exterior and interior repainting, resurfacing building walls and parking areas, waterproofing of exterior surfaces of floors, roofs, and replacement of plate glass, or the like. It is Owner's intent that the sums allocated for Repairs and Maintenance in accordance with the then current Annual Plan are to be fully expended during that Fiscal Year exclusively for the purposes identified in such Annual Plan. Except in the event of an emergency due to casualty, act of God or otherwise under circumstances in which it would be unreasonable to seek to obtain prior approval (and provided that Manager shall notify Owner of any such expenditure within a reasonable time given the nature and scope of the emergency), all expenditures for the foregoing shall be as provided in the Annual Operating Budget and the Approved Capital Budget. If any such Repairs or Maintenance shall be made necessary by any condition against the occurrence of which Owner has received the guaranty or warranty of the builder or the Hotel or of any supplier of labor or materials for the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Manager may invoke said guarantees or warranties in Owner's or Manager's name and Owner shall cooperate in all reasonable respects with Manager in the enforcement thereof.

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8.2              Capital Improvements. Owner may, from time to time, at its sole expense, make such structural repairs, replacements, substitutions, alterations, additions or improvements (exclusive of FF&E) ("Capital Improvements") in or to the Hotel as Owner shall determine are necessary to comply with the Operating Standards. If Capital Improvements included in the definition of Building and Appurtenances shall be required at any time during the Term by the terms of any Mortgage, the License Agreement, to maintain the Hotel in good operating condition or by reason of any Legal Requirements, or because Manager and Owner jointly agree upon the desirability thereof, then in such event all such Capital Improvements shall be made with as little hindrance to the operation of the Hotel as reasonably possible. Notwithstanding the foregoing, as long as the Hotel can continue to operate without interruption, Owner shall have the right to contest the need for any such Capital Improvements required by any Legal Requirements and may postpone compliance therewith, if so permitted by law and if such postponement will not expose Manager to any civil or criminal liability. All recommendations by Manager of Capital Improvements shall be submitted in conjunction with the Capital Budget for the Fiscal Year described in Section 4.4(b). In the event that Owner elects to perform Major Renovations to the Hotel, the oversight of the performance of the Major Renovations shall be placed to bid, it being agreed that the Manager or its Affiliates may participate in any such bidding process.

8.3              Service Contracts. Manager, without requiring the consent of Owner, shall enter into any contract for cleaning, maintaining, repairing or servicing the Hotel or any of the constituent parts of the Hotel as Manager deems necessary for the operation of the Hotel, except as specifically provided in Section 4.4 or 4.5. Unless otherwise approved by Owner, all service contracts shall: (a) be in the name of Owner or Owner's nominee, (b) to the extent customary, include a provision for cancellation thereof by Owner or Manager upon not more than thirty (30) days written notice, and (c) shall require that all contractors provide evidence of such insurance as is customarily carried by other contractors involved in similar servicing arrangements.

8.4       Liens. Owner and Manager shall cooperate and use all commercially reasonable efforts to prevent any liens from being filed against the Hotel that arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Hotel. If any such liens are filed, Manager shall, subject to the availability of funds therefor in the Operating Accounts or as otherwise supplied by Owner, obtain the release thereof prior to the institution of legal proceedings in connection therewith. The cost of obtaining such release shall be included in Gross Operating Expenses, unless the imposition of the lien results from a default by Owner or Manager, in which event the cost of obtaining such release shall be borne by such defaulting party.

8.5       Notice of Unavoidable Interruptions. In the event of any occurrence constituting an Unavoidable Interruption, Manager shall promptly notify Owner of such occurrence and shall keep Owner informed as to the extent and impact thereof on the Hotel.

ARTICLE 9

WORKING CAPITAL AND BANK ACCOUNTS; DISTRIBUTIONS

9.1       Working Capital. Owner shall provide initial Working Capital in the amount set forth on Schedule I in addition to the value of all Inventories. Owner shall at all times cause sufficient funds to be on hand in the Operating Accounts to assure the timely payment of all current liabilities of the Hotel, including but not limited to Gross Operating Expenses, all other costs and expenses incurred in connection with the Hotel pursuant to this Agreement and the performance by Manager of its obligations under this Agreement, all fees, charges and reimbursements payable to Manager hereunder and all amounts required hereunder to be transferred into the Reserve. In no event shall Owner permit the balance in the Operating Accounts to be less than an amount equal to the estimated monthly operating expenses of the Hotel as reflected in the then current Annual Operating Budget. From time to time, upon five (5) days prior written notice from Manager that such funds are required, Owner shall furnish to Manager funds that Manager deems reasonably necessary to assure that the Project shall have adequate working capital as herein provided. In the event Owner fails to supply required working capital in accordance with the provisions of this Section or if Manager otherwise deems such action to be necessary, Manager may use all or part of the funds in the Reserve to supplement the Operating Accounts in order to defray or pay the Hotel's operating costs and expenses, to the extent permitted by the Mortgage. Owner shall promptly reimburse the Reserve for all sums so used or transferred. All unexpended Working Capital, Inventories and Operating Equipment and Supplies purchased with Working Capital shall remain the property of Owner.

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9.2       Operating Account. All funds (exclusive of funds deposited in the Reserve and house banks at the Hotel) received by Manager in the operation of or otherwise relating to the Hotel, and funds for Working Capital provided by Owner or retained by Manager from Total Operating Revenues, shall be deposited in the Operating Account, provided that in connection with any cash management arrangements with the Lender, all Total Operating Revenues shall be deposited to the Operating Account upon being swept out of the accounts associated with such cash management arrangements. No funds shall be deposited into the Operating Account attributable to any other property. To the extent permitted by the Mortgage, amounts in the Operating Account may be temporarily withdrawn and invested by Manager in any Permitted Investments, having due regard for the timing of cash needs, but in no event shall such funds be co-mingled by Manager with any other funds. From the Operating Account, Manager shall pay all Gross Operating Expenses (other than the excess FF&E if funded by or through Owner) before any penalty or interest accrues thereon, however, taking into account sound cash management. All interest earned or accrued on amounts invested from the Operating Account shall be added to the Operating Account. All checks or other documents of withdrawal from the Operating Account shall be signed by representatives of Manager except as provided in Section 9.3 hereof.

9.3       Maintenance of Operating Account. Subject to Section 9.4, the Operating Account shall be opened and maintained at all times by Manager and checks and other documents of withdrawal shall be signed only by representatives of Manager who are covered by the insurance required herein. The Operating Account and any other bank accounts approved by Owner shall be in Owner's name (for example, “[Owner’s name] d/b/a/ [trade name of Hotel]”).

Manager shall not change the bank or open or close any bank account described in this Article 9 without Owner's prior written approval, which approval Owner shall not unreasonable withhold.

9.4       Final Remittance. Upon the expiration or termination of this Agreement, after payment of all Gross Operating Expenses for which bills were received to such date, Manager's Management Fee, Reimbursable Expenses, any Termination Fee and any other amounts then due and payable to Manager, all remaining amounts in (i) the Reserve, (ii) the Operating Account and (iii) the Permitted Investments, shall be transferred forthwith to Owner by Manager. Owner shall pay Manager any remaining Management Fee, any Reimbursable Expenses and any other amounts then due and payable to Manager and Owner shall pay, or cause to be paid, and shall hold Manager harmless from and against all Gross Operating Expenses or other costs or expenses received after Manager has so transferred all funds. The provisions hereof shall survive any termination of this Agreement.

9.5       Distributions of Excess Cash. The Owner agrees that no distributions of cash to Owner or any other party designated by Owner from the Operating Account except in accordance with the following:

Full payment of the following items in the following order has occurred:

(A)	all due and payable Management Fees, Centralized Services costs, Reimbursable Expenses and/or any other amounts due hereunder to Manager;
(B)	due and payable Gross Operating Expenses; and
(C)	the deposit of any reserves required to be held hereunder, under the Mortgage or the License Agreement.

Upon payment of the same, Manager may distribute from the Operating Account to Owner all sums in the Operating Accounts in excess of the then working capital requirements of the Hotel determined in accordance with Section 9.1 of this Agreement.

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ARTICLE 10

BOOKS, RECORDS AND STATEMENTS

10.1       Books and Records. Manager (at the cost of Owner) shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel in accordance with the Uniform System of Accounts and GAAP. The books of account and all other records relating to or reflecting the operation of the Hotel shall be kept either at the Hotel or at Manager's corporate offices and shall be available to Owner and its representatives and its auditors or accountants, at all reasonable times for examination, audit, inspection and transcription at Owner's sole cost and expense. All of such books and records pertaining to the Hotel including, without limitation, books of account, guest records and front office records at all times shall be the property of Owner. Upon any termination of this Agreement, all of such books and records forthwith shall be turned over to Owner at a location reasonably designated by Owner so as to insure the orderly continuance of the operation of the Hotel, but such books and records shall thereafter be available to Manager at all reasonable times for inspection, audit, examination and transcription for a period of two (2) years. Any books and records relating to Hotel Employees and payroll costs shall be the property of the Manager.

10.2       Financial Reports.

(a)       Manager shall deliver to Owner within twenty (20) days following the close of each Accounting Period a monthly profit and loss statement reflecting a comparison of periodic and year-to-date actual revenues and expenses with the Annual Operating Budget as well as a periodic and year-to-date comparison of such actual revenues and expenses with those of the prior Fiscal Year.

(b)       Further, Manager shall provide to Owner within twenty (20) days following the close of each Accounting Period a report prepared in accordance with the example set forth in Exhibit B attached hereto and made a part hereof.

(c)       Further, within seventy-five (75) days after (i) the end of each Fiscal Year and (ii) the end of the Term of this Agreement, Manager shall deliver to Owner an annual accounting, showing the results of operation of the Hotel during the Fiscal Year and a computation of Total Operating Revenues, Gross Operating Expenses, and any other information necessary to make the computations required hereby or which may be requested by Owner, all for such Fiscal Year. The annual accounting for any Fiscal Year shall be controlling over the interim accountings for such Fiscal Year. Owner shall have the right to conduct an audit of the books.

(d)       Further, Manager shall prepare and deliver any additional reports or information as Owner is required to provide under the License Agreement with respect to the operations of the Hotel.

10.3       Audits by Owner. Owner shall have the right to audit, conducted either by Owner's internal personnel or by a third party auditor retained by Owner at its expense, all items of expense and revenue under this Agreement including, but not limited to, Total Operating Revenues, Gross Operating Expenses, depreciation, the Management Fee and Reserve. Manager shall cooperate and assist with such audit. In the event that an audit reflects an underpayment to Owner or Manager or an overpayment to Manager or Owner, Manager shall correct same by a corrective payment to Owner or Manager, as appropriate, within ten (10) days following notice of the audit results to Manager, subject to Owner’s and Manager’s right to challenge the audit results in accordance with the provisions of Article 30 of this Agreement.

10.4       Segregation of Accounts. In any instance where Manager manages several properties for Owner, Manager shall segregate the income and expenses of each property so that Total Operating Revenues from each property will be applied only to the bills and charges from that property.

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ARTICLE 11

MANAGER'S MANAGEMENT FEES; TIMING OF
PAYMENT TO MANAGER

11.1       Fees. For each Fiscal Year or portion thereof, Manager shall receive, by a distribution made by Manager out of Total Operating Revenues at the end of each Accounting Period in respect of its management services hereunder, a fee (collectively, the "Management Fee(s)") calculated as follows:

(a)   the Base Fee set forth on Schedule I; plus

(b)   the fees and costs for Centralized Services provided herein.

The Management Fee generally shall be computed separately for each Fiscal Year and shall not be accumulated from Fiscal Year to Fiscal Year. Owner shall reimburse Manager for all Reimbursable Expenses incurred by it in connection with the performance of this Agreement. Any such amount shall be payable within thirty (30) days of billing, and upon request of Owner, Manager shall provide a statement showing in reasonable detail the nature and amount of such expenses, together with supporting documentation reasonably requested by Owner.

11.2       Treatment of Proceeds of Business Interruption Insurance and Condemnation Awards. In the event of a casualty or condemnation for temporary use resulting in the payment of business interruption insurance (with respect to such casualty) or a condemnation award (with respect to such condemnation for temporary use), the amount of such proceeds shall be considered a part of Total Operating Revenues for the purpose of computing Manager's Management Fee.

ARTICLE 12

INSURANCE

Manager shall procure and maintain (i) the Workers’ Compensation and employer’s liability insurance required under Section 12.2.1 and (ii) Commercial Crime insurance required under Section 12.2.2 and (iii) Employment Practices Liability insurance required under Section 12.2.4 and (iv) at Manager’s sole cost and expense, the professional liability/errors and omissions insurance required under Section 12.2.7. Except to the extent caused by Manager’s or its Affiliate’s negligence or willful misconduct, Owner assumes all risks in connection with the adequacy of any insurance and waives any claim against Manager and its Affiliates for any liability, cost, or expense arising out of any uninsured or under-insured claim. All insurance for the Hotel that is obtained under Manager’s insurance program will terminate effective upon Termination. Except as otherwise provided herein, the costs and expense of the insurance required by the Manager under this Article 12 shall be a Gross Operating Expense or otherwise paid by Owner.

12.1       Property Insurance. Insurance on the Hotel (including the improvements and contents) against loss or damage on an all risk coverage basis and all other risks covered by the usual standard extended coverage endorsements, insuring against loss or damage from windstorm, flood, hail and earthquake, all to the extent available on commercially reasonable terms, with deductible limits in an amount not to exceed $25,000 per occurrence will be procured and maintained by the Owner, provided however with respect to windstorm and earthquake coverage, providing for a deductible reasonably satisfactory to Owner and Manager, all in an amount which shall be sufficient to avoid any coinsurance penalty clause application;

12.1.1       Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel; and

12.1.2       Business interruption insurance covering net income plus necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 12.1.1 and 12.1.2, for a period of not less than twelve (12) months commencing at the time of loss.

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12.2       Operational Insurance.

12.2.1       Workers’ Compensation and employer’s liability insurance as may be required under Applicable Laws covering all of the Hotel Employees, with such deductible limits in an amount not to exceed $25,000 and waiver of subrogation in favor of Owner will be procured and maintained by the Manager.

12.2.2       Fidelity bonds or insurance, subject to a deductible of not more than $25,000 per loss, covering Manager’s on site Hotel Employees in job classifications normally bonded in the hotel industry or as otherwise required by law will be procured and maintained by the Manager. Such coverage shall include a loss payable endorsement in favor of Owner and, to the extent available on commercially reasonable terms, shall include an extension for third party coverage with an endorsement confirming such extension that protects Owner’s property, including, without limitation, monies and securities.

12.2.3       Commercial general public liability insurance and excess umbrella liability insurance, including, but not limited to, coverage against claims for personal injury, death or property damage occurring on, in, or about the Hotel, including, without limitation, innkeeper’s liability, garage liability, garage keeper’s legal liability, liquor liability and automobile insurance on vehicles operated in conjunction with the Hotel, as applicable, with single-limit coverage for personal and bodily injury and bodily damage of at least $1,000,000 per occurrence and $2,000,000 in the aggregate and protection for third party claims will be procured and maintained by the Owner. Manager and any other party or interest requested by Manager shall be included as an additional named insured under the coverages required in this subsection.

12.2.4       Employment practices liability insurance with an extension for third party claims will be procured and maintained by the Manager.

12.2.5       Umbrella liability insurance coverage to a limit of not less than $25,000,000 which shall provide excess coverage of all underlying insurances will be procured and maintained by the Owner.

12.2.6       Manager’s or Manager’s Affiliates’ corporate office professional liability/errors and omissions insurance with a minimum amount of a $2,000,000 limit of liability, covering financial loss arising from errors and omissions committed in the performance of Hotel Management services at the Hotel. Such insurance shall provide coverage for claims arising from professional services performed by Manager for wrongful acts which shall be defined as any actual or alleged negligent act, error or omission, misstatement or misleading statement or personal injury offense committed by the Manager or by any other person or entity acting on Manager’s behalf in the performance of or failure to perform professional services. Personal injury offense also means any actual or alleged false arrest, detention or imprisonment, malicious prosecution, defamation including libel, slander and disparagement, publication or an utterance in violation of an individual’s right to privacy and invasion of the right to private occupancy, including wrongful entry or eviction. The cost of this insurance shall be borne by Manager and is not an Operating Expense.

12.2.7       Cyber Liability Insurance, covering privacy liability, data breach, network security, network extortion, and business interruption, against loss from the failure by the Owner or the Hotel or by an independent contractor for which the Insured is legally responsible (including Manager) to properly handle, manage, store, destroy or otherwise control any : (i) personal information; (ii) third party corporate information in any format provided to the Insured, the Hotel or the Manager and specifically identified as confidential and protected under a nondisclosure agreement or similar contract; (iii) an unintentional violation of the Owner’s, Manager’s or the Hotel’s privacy policy that results in the violation of any law or regulation with respect to privacy and personal information; (iv) a failure of computer network security. Such coverage will provide minimum limits of Five Million Dollars ($5,000,000).

12.3       Cost and Expense. Except as otherwise provided herein, insurance premiums and any costs or expenses respecting the insurance described in this Article 12 shall be a Gross Operating Expense of the Hotel or otherwise paid by Owner. Premiums on policies for more than one year shall be charged pro rata over the period of the policies. Any reserves, losses, costs, damages or expenses which are uninsured, or fall within deductible limits or self-insured retentions, shall be treated as a cost of insurance and shall be a Gross Operating Expense.

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12.4       Coverage. All insurance described in this Article 12 to be obtained by Manager (at Owner’s request) may be obtained by endorsement or equivalent means under Manager’s blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified herein. Deductible limits and self-insured retentions shall be as provided in the blanket policies covering the hotels leased or managed by Manager. In addition, Manager shall not self-insure or otherwise retain such risks or portions thereof as it may respecting other hotels it leases or manages. Notwithstanding the foregoing, all insurance policies and coverages shall be subject to the requirements of all Mortgages and any License Agreement.

12.5       Policies and Endorsements.

12.5.1       Where permitted and as applicable, all insurance provided under this Article 12 shall be carried in the name of Manager. Owner, Fee Owner and each of their officers, members, partners, shareholders, directors, agents, Affiliates, employees, successors and assigns, Licensor and the holder of the Mortgage on the Hotel, if any, shall be named as additional insureds on any insurance hereunder and any losses thereunder shall be payable to the parties as their respective interests may appear. To the extent any insurance is carried in the name of Owner, Manager and its officers, members, partners, shareholders, directors and employees shall be named as additional insureds on any such policies and any losses thereunder shall be payable to the parties as their respective interests may appear. The party procuring such insurance shall deliver to the other party certificates of insurance respecting all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance respecting the renewal policies within ten (10) days of the respective expiration dates.

12.5.2        All policies of insurance provided under this Article 12 shall, to the extent obtainable, have attached an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days prior notice to Owner, Manager, any Franchisor and the holder of the Mortgage.12.6

12.6.       Waiver of Subrogation. Owner and Manager each waive their respective rights of subrogation against each other.

12.7.       Mortgage Requirements. Insurance shall be maintained in a manner consistent with the terms and conditions of any Mortgage and any conflict between those terms and conditions and the provisions of this Agreement shall be resolved in favor of the Mortgage.

ARTICLE 13

REAL AND PERSONAL PROPERTY TAXES; UTILITIES

13.1       Taxes. Manager shall, on behalf of Owner, pay from the Total Operating Revenues, on or before the dates the same become delinquent, with the right to pay the same in installments to the extent permitted by law, all real estate taxes, all personal property taxes and all betterment assessments levied against the Hotel or any of its component parts. Manager shall promptly deliver to Owner all notices of assessments, valuations and similar documents to be filed by Manager or Owner, which are received from taxing authorities by Manager. Owner shall have the right to hire property tax consultants or like professionals that reasonably provide economic benefits to Owner and the costs thereof shall be a part of Gross Operating Expenses. Notwithstanding the foregoing obligations of Manager, Owner may elect to contest the validity or the amount of any such tax or assessment, provided that such contest does not materially jeopardize Manager's rights under this Agreement. Manager agrees to cooperate with Owner and execute any documents or pleadings required for such purpose, provided Owner agrees to reimburse Manager for any out-of-pocket costs occasioned to Manager by any such contest. At Owner's election, all costs relating to any such contest may be paid from the Operating Account but will not be included as Gross Operating Expenses.

13.2       Utilities, Etc. Manager shall promptly pay all fuel, gas, light, power, water, sewage, garbage disposal, telephone and other utility bills currently as required to operate the Hotel from the Total Operating Revenues.

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ARTICLE 14

USE OF NAME

14.1       Name. During the Term of this Agreement, the Hotel shall at all times be known by the hotel name designated on Schedule I or by such other name as from time to time may be agreed upon by Owner and Manager. Manager shall not use or employ such name unless such use fully complies with the terms of the License Agreement, if any.

ARTICLE 15

DAMAGE OR DESTRUCTION; CONDEMNATION

15.1       Damage or Destruction. (a) If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Term by fire, casualty or any other cause commonly covered by fire and extended coverage insurance and the cost of repairing such damage and restoring the Hotel to substantially its condition immediately prior to such damage or destruction, as reasonably estimated by Owner based upon estimates Owner receives from contractors and other reasonable and customary evidence, will not exceed the sum of $1,000,000 plus adjustments to reflect increases in the CPI for each Fiscal Year after 2018 exclusive of the cost of the foundation and footings ("Minimum Cost"), Owner will, at its own cost and expense (subject to Owner's receipt of insurance proceeds sufficient to pay such costs and expenses) and with due diligence repair and/or restore the Hotel so that after such repair and/or restoration, the Hotel shall be in substantially the same condition as it was immediately prior to such damage or destruction.

(b)       If the cost of such repair and/or restoration will, as so reasonably estimated by Owner, exceed the Minimum Cost, then Owner shall, within one hundred twenty (120) days after such damage or destruction, elect by notice to Manager either (x) to carry out such repair and/or restoration, in which case Owner shall complete such repair and/or restoration pursuant to the last sentence of Section 15.1(a) or (y) to terminate this Agreement; should Owner so elect to terminate this Agreement. Upon the termination of this Agreement pursuant to this paragraph, Operator shall be entitled to a Reinstatement Right for a period of 24 months from the date of termination.

(c)       In the case of damage or destruction which Owner is required by the preceding provisions of this Section 15.1 to repair or restore or where Owner has not elected under said preceding provisions to terminate this Agreement, Owner shall undertake to so repair and/or restore such damage or destruction and neither Owner nor Manager shall have a right to terminate this Agreement on account of such damage or destruction.

15.2       Condemnation. If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in the sole opinion of Owner, to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then the Term shall terminate as of the date title vests in the condemning authority. Manager has no interest in any award paid to Owner and Manager shall make no claim against the condemnor for any loss to its business as a result of such condemnation or otherwise. If only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not, in the opinion of Owner, make it unreasonable or imprudent to operate the remainder as a hotel of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, and so much of any award to Owner shall be made available as shall be reasonably necessary for making alterations or modifications of the Hotel, or any part thereof, so as to make it a satisfactory architectural unit as a hotel of similar type and class as prior to the taking or condemnation.

15.3.       Mortgage Requirements. Actions as to damage or destruction and condemnation shall be taken only in a manner that is consistent with the terms and conditions of the Mortgage and any conflict between those terms and conditions and the provisions of this Agreement shall be resolved in favor of the Mortgage.

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ARTICLE 16

EVENTS OF DEFAULT

16.1       Manager Defaults. Subject to the conditions contained in Section 17.3 below, each of the following shall constitute an Event of Default by Manager:

(a)       The failure of Manager to pay any sum of money to Owner provided for herein when the same is payable, if such failure is not cured within ten (10) days after written notice specifying such failure is given by Owner to Manager

(b)	An assignment by Manager in violation of the provisions of Article 23 hereof.

(c)       If Manager shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager and such failure shall continue for a period of thirty (30) days after written notice specifying such failure given by Owner to Manager, or if Manager due to any act or omission on the part of Manager and without the fault of Owner, shall fail to maintain the Permits and such failure shall continue for a period of thirty (30) days after written notice specifying such failure given by Owner to Manager; provided that if such failure is incapable of cure within such thirty (30) day period, then the cure period shall be extended provided that Manager commenced the cure during such initial thirty (30) day period and thereafter diligently and continuously pursues the cure thereof to completion.

(d)        If because of any act or omission on the part of Manager, and without the fault of Owner, either (i) the License Agreement or (ii) any required license for the sale of alcoholic beverages at the Hotel, is at any time suspended, terminated or revoked for a period of more than thirty (30) consecutive days, provided, however, if, at the end of such thirty (30) day period the cure has not been effectuated notwithstanding Manager's diligent and continuous attempts to cure, then the cure period shall be extended for an additional period of ninety (90) days.

(e)        If Manager shall fail to maintain and operate the Hotel in accordance with the standards required under Section 4.1 and such failure shall not be due to a refusal on the part of Owner to approve the Annual Plan submitted by Manager under Section 4.4 or Owner's failure to properly provide funds requested pursuant to the provisions of Article 9 and such failure shall continue for a period of sixty (60) days after written notice by Owner to Manager specifying the matters or conditions which constitute the basis for such Event of Default, provided that if such failure is not reasonably capable of cure within such sixty (60) day period, then the cure period shall be extended provided that Manager commences the cure during such initial sixty (60) day period and thereafter diligently and continuously pursues the cure thereof to completion.

(f)       If Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Manager in any bankruptcy, reorganization or judgment or if an order, judgment or decree shall be entered by any court of competition jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

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(g)       The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Manager, or Manager shall consent to, acquiesce in, or fail timely to controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it.

(h)       The filing against Manager of a petition seeking adjudication of Manager as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Manager's assets, if such petition is not dismissed within ninety (90) days.

(i)       Failure of Manager (but excluding such a failure which results from the failure by Owner to provide the necessary funds therefor) to maintain at all times throughout the term hereof all of the insurance required to be maintained by Manager under Article 12, if such failure is not cured within fifteen (15) days after written notice specifying such failure is given by Owner to Manager.

(j)        The fraud, gross negligence, willful misconduct or criminal conduct of or by Manager in connection with the Hotel.

16.2       Owner Defaults. Each of the following shall constitute an Event of Default by Owner:

(a)       The failure of Owner to pay or furnish to Manager any money Owner is required to pay or furnish to Manager in accordance with the terms hereof on the date the same is payable, if such failure is not cured within five (5) days after written notice specifying such failure is given by Manager to Owner. If any sum of money is not paid within five (5) days following the date same becomes due and payable under this Agreement, and Manager has advanced such sum on behalf of Owner, such sum shall bear interest at the Default Rate from the date Manager advanced such sum on behalf of Owner until the date Owner actually pays such sum. If the failure to pay relates to the Management Fee, such sum shall bear interest at the Default Rate from the date due until the date actually paid.

(b)       If because of a default under the Mortgage, if any, not caused by the act or omission of Manager, the Mortgage shall be foreclosed, or the Hotel sold in lieu of foreclosure.

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(c)       If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner of all or a substantial part of its assets, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

(d)       The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Owner, or Owner shall consent to, acquiesce in, or fail timely to controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it.

(e)       The filing against Owner of a petition seeking adjudication of Owner as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Owner's assets, if such petition is not dismissed within ninety (90) days.

(f)        Failure of Owner to maintain at all times throughout the term hereof all of the insurance required to be maintained by Owner under Article 12, if such failure is not cured within fifteen (15) days after written notice specifying such failure is given by Manager to Owner.

(g)       The failure of Owner to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, or the failure of Owner to approve expenditures or to authorize procedures necessary to maintain the standards of the Hotel in accordance with the Operating Standards, if such failure shall continue for a period of sixty (60) days after written notice by Manager or Licensor to Owner specifying the matters or conditions which constitute the basis for such Event of Default, provided that if such failure is incapable of cure within such sixty (60) day period, then the cure period shall be extended provided that Owner commences the cure during such initial sixty (60) day period and thereafter diligently and continuously pursues the cure thereof to completion.

ARTICLE 17

TERMINATION UPON EVENT OF DEFAULT; OTHER REMEDIES; OTHER MANAGER TERMINATION

17.1          Termination. Upon the occurrence of an Event of Default, in addition to and cumulative of any and all rights and remedies available to the non-defaulting party under this Agreement, at law or in equity, the non-defaulting party may: (a) terminate this Agreement without penalty, effective upon receipt of written notice of termination to the defaulting party, provided that termination may be effective immediately in the case of fraud, gross negligence, willful misconduct, criminal conduct or misappropriation of funds; and (b) pursue any and all other remedies and damages available to the non-defaulting party at law or in equity. In addition to and cumulative of the foregoing, upon the occurrence of any Event of Default on the part of Owner, all Management Fees, Reimbursable Expenses and all other sums payable to Manager under this Agreement shall be immediately due and payable without notice. In no event shall the provisions of this Agreement with respect to the any allowed termination of this Agreement under certain circumstances be construed as defining or limiting the amount recoverable by Manager from Owner by reason of any Event of Default on the part of Owner.

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17.2	Manager’s Rights to Perform.

(a)	If Owner shall fail to make any payment or to perform any act required of Owner pursuant to this Agreement, Manager may (but shall not be obligated to), without further notice to, or demand upon, Owner and without waiving or releasing Owner from any obligations under this Agreement, make such payment (either with its own funds or with funds withdrawn for such purpose from the Operating Accounts or the Reserve) or perform such act. All sums so paid by Manager and all necessary incidental costs and expenses incurred by Manager in connection with the performance of any such act, together with interest thereon at the Default Rate from the date of making such expenditure by Manager, shall be payable to Manager on demand.

(b)	Manager shall have the right to set-off against any payments to be made to Owner by Manager under any provision of this Agreement and against all funds from time to time in the Operating Accounts and the Reserve, any and all liabilities of Owner to Manager. Manager may withdraw from the Operating Accounts and the Reserve from time to time such amounts as Manager deems desirable in partial or full payment of all or any portion of said liabilities, the amount of such withdrawals to be paid by Owner to Manager on demand and to be replaced in the respective account and fund.

17.3       Excused Non-Performance. Notwithstanding any contrary provision of this Agreement, Manager shall be excused from the performance of any obligation hereunder (including the obligation to operate the Hotel in conformity with the Operating Standards), and shall not be deemed in default, for such period of time as such performance is prevented by a breach of this Agreement by Owner or a limitation imposed on Manager’s ability to expend funds in respect of the Hotel, due to Owner’s act or Owner’s failure to act upon Manager’s request for funds or payment of Gross Operating Expenses, including, Working Capital and/or payroll costs (provided Manager has provided Owner with reasonably timely notice of the need for additional funds and that the failure to expend or make payment of the same shall reasonably prevent Manager from meeting such obligation).

ARTICLE 18

OWNER'S ADDITIONAL TERMINATION RIGHTS

18.1       Sale of the Hotel. If the Hotel is sold or is otherwise disposed of the Hotel any interests therein, to a bona fide third-party (the "Third-Party Purchaser"), this Agreement will terminate effective upon the consummation of the closing of such sale. Owner shall provide Manager with written notice of termination of this Agreement not less than sixty (60) days prior to the scheduled date of closing of the sale of the Hotel, provided, however, if such a sale does not actually occur, the notice of termination shall be deemed ineffective and no such termination shall occur. Upon such sale, the Manager shall be entitled to a termination fee equal to the average monthly Base Fees payable hereunder prior to such sale multiplied by 12.

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18.2       No Other Termination Right. Except as expressly provided herein, the Owner shall not have any other “without cause” or similar discretionary right to terminate the Manager hereunder.

ARTICLE 19

INTENTIONALLY OMITTED

ARTICLE 20

TRANSFER TO OWNER UPON TERMINATION

Upon the termination or expiration of the Term of this Agreement, whether due to the occurrence of an Event of Default or otherwise, Manager shall cooperate with Owner and shall execute those documents or instruments reasonably requested by Owner in connection with the transfer or reissue the Permits, without payment of a fee to Manager, to Owner or its nominee, provided that Manager shall not be required to incur liability or out of pocket cost in connection with such transfer. Without limiting the generality of the foregoing, Manager shall cause its officials to execute documents and visit licensing authorities, along with Owner's representatives, in order to expedite the orderly transfer or reissuance to Owner or its designee of the Permits. Following the termination or expiration of the Term, Manager will prepare provide a final accounting report in accordance with the provisions set forth in Section 10.2(c) of this Agreement and in the same manner and scope as previously provided by Manager following prior Fiscal Years under this Agreement. In the event that Owner requests additional reports or assistance from Manager following the termination or expiration of this Agreement, Owner shall pay to Manager the such reasonable fees as determined by the Manager through the date on which such additional services or assistance are to be provided. In the event that this Agreement terminates due to any reason other than a default by Manager under this Agreement, a sufficient number of Hotel Employees will be hired by Owner or its successor, assign or designee, and retained for at least 90 days thereafter, so as not to cause a “mass layoff” or “plant closing”, as defined in the Workers Adjustment and Retraining Act, 29 USC, sec 2101 et seq.

ARTICLE 21

NOTICES

All notices, elections, acceptances, demands, consents and reports (collectively "notice") provided for in this Agreement shall be in writing and shall be given to the other party at the address set forth below or at such other address as any of the parties hereto may hereafter specify in writing.

To Owner:                PHR CHERRY OPCO SUB, LLC

1140 Reservoir Avenue

Cranston, RI 02920

Attn: Gregory D. Vickowski

Telephone: (401) 946-4600

Email: gvick@procaccianti.com

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With a copy to:       Ron M. Hadar, General Counsel

Procaccianti Companies

1140 Reservoir Avenue

Cranston, Rhode Island 02920

Telephone: (401) 946-4600

Email: rhadar@procaccianti.com

To Manager:           1140 Reservoir Avenue

Cranston, Rhode Island 02920

Attn: Elizabeth A. Procaccianti

Telephone: (401) 946-4600

Email: bproc@procaccianti.com

With a copy to:

Natasha Ruane, Corporate Counsel

Procaccianti Companies

1140 Reservoir Avenue

Cranston, Rhode Island 02920

Telephone: (401) 946-4600

Email: nruane@procaccianti.com

Such notice or other communication may be given by email between the hours of 9 a.m. to 5 p.m. EST, Monday through Friday or Federal Express or other nationally recognized overnight carrier in which case notice shall be deemed given upon confirmed delivery. Notice may be mailed by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office. If mailed, then such notice or other communication shall be deemed to have been received by the addressee on the fifth (5th) day following the date of such mailing. Such notices, demands, consents and reports may also be delivered by hand, in which case it shall be deemed received upon delivery.

ARTICLE 22

CONSENT AND APPROVAL

Except as herein otherwise provided, whenever in this Agreement the consent or approval of Manager or Owner is required, such consent or approval shall not be unreasonably withheld or delayed. Such consent or approval shall also be in writing only and shall be executed only by an authorized officer or agent of the party granting such consent or approval.

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ARTICLE 23

NON-ASSIGNABILITY

This Agreement shall not be assignable by Manager or Owner; provided however, that either party shall be entitled to assign this Agreement to an Affiliate of such party as part of a modification to such party’s company structure in which all or substantially all of such party’s assets are transferred to an Affiliate of such party; and Manager shall have the right to assign its rights to receive payments under this Agreement as security for indebtedness or other obligations. Notwithstanding the foregoing, any “assignment” by Manager to a successor entity resulting from a merger, acquisition, disposition or consolidation of all or substantially all of the equity or assets of Manager shall be permitted and not require the consent of Owner hereunder so long as (i) either (A) the “Manager” under this Agreement remains controlled by at least any two of James A. Procaccianti, Elizabeth A. Procaccianti, Gregory D. Vickowski, Robert Leven, or Mark Bacon (the “Executive Team”) or, (B) if Manager is itself, or is controlled by, a corporation whose stock is listed and publicly traded over-the-counter on a nationally recognized stock exchange in the United States, so long as at least two (2) members of the Executive Team are on the Board of that corporation, (ii) the assignee continues to comply with all of the obligations of Manager hereunder, (iii) the assignee, in Owner’s good faith reasonable judgment, has the skill, experience, professional resources and financial ability to perform under this Agreement and can provide the comparable operating, management and financial reporting functions of Manager under this Agreement consistent with the Operating Standards, including without limitation providing the Centralized Services and holding the right to use all trademarks and proprietary information related to the Hotel, and (iv) no such assignment shall cause Owner to be in default under the Franchise Agreement or under the Mortgage.

ARTICLE 24

INDEMNITY

24.1       Indemnity by Manager. To the extent that Owner shall not be fully covered by insurance required to be maintained pursuant to this Agreement, Manager shall indemnify, defend and hold harmless Owner, any director, officer, agent or officer or any corporate partner thereof, from and against any damages, loss, liability, cost, action, cause, claim or expense, including attorneys' fees, arising out of or in connection with the management and operation of the Hotel including, without limitation, all employment related claims and litigation (collectively, the "Liabilities"). The costs of such indemnity shall be borne as follows:

(a)       If the Liabilities are attributable to the gross negligence or willful misconduct of the Executive Personnel, the cost thereof shall be borne solely by Manager and not paid out of Total Operating Revenues.

(b)       If the Liabilities are attributable to any other reason or cause, the cost of such indemnification shall be paid as a Gross Operating Expense of the Hotel or failing payment of the same, by Owner.

Manager's obligations under this Section 24.1 shall not include any losses, expenses or damages arising from any matters relating to the structural integrity of the Hotel or other matters relating to defects in design, materials or workmanship in the construction of the Hotel.

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24.2          Indemnity by Owner. To the extent that Manager shall not be fully covered by insurance required to be maintained pursuant to this Agreement or if, after giving effect to the provisions of Section 24.1(b) of this Agreement, Total Operating Revenues are not sufficient to pay all Liabilities, Owner shall indemnify, defend and hold harmless Manager and its directors, officers, employees and agents from and against any damages, loss, liability, cost, action, cause, claim or expense, including attorneys' fees, arising out of, or incurred in connection with the management and operation of the Hotel.

24.3          Survival. The provisions of this Article 24 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 25

PARTIAL INVALIDITY

In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, unless such construction would substantially destroy the benefit of the bargain of this Agreement to either of the parties hereto.

ARTICLE 26

MISCELLANEOUS

26.1       Disputes. Whenever any issue or dispute arises under this Agreement relating to the Annual Operating Budget, the Approved Capital Budget and or the calculation and payment of the Reserves, and the Management Fee, such issue or dispute shall be resolved utilizing the Uniform System of Accounts and the by application of GAAP consistently applied.

26.2       Further Assurances. Owner and Manager shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

26.3       Waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

26.4       Successors and Assigns. Subject to and limited by Article 23, this Agreement shall be binding upon and inure to the benefit of Owner, its successors and permitted assigns, and shall be binding upon and inure to the benefit of Manager, its successors and permitted assigns.

26.5       Governing Law. This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the State of Michigan.

26.6       Compliance with Mortgage and License Agreement. In carrying out their respective duties and obligations under the terms of this Agreement, Owner and Manager shall take no action that could reasonably be expected to constitute a material default under any Mortgage or the License Agreement and will take such actions as are reasonably necessary to comply therewith.

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26.7       Amendments. This Agreement may not be modified, amended, surrendered or changed, except by a written document signed by the Owner and Manager agreeing to be bound thereby.

26.8       Estoppel Certificates. Owner and Manager agree, at any time and from time to time, as requested by the other party, upon not less than ten (10) days' prior written notice, to execute and deliver to the other a statement certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), certifying the dates to which required payments have been paid, and stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing

26.9       Unavoidable Interruptions. Subject to the express limitations set forth in this Agreement and excluding those obligations that accrue prior to the occurrence of an event of Unavoidable Interruption or obligations that, if not performed, would cause a material adverse effect on the Hotel or its operations (for instance, the requirement to maintain the Permits or insurance obligations hereunder), if either party's failure to comply with, perform or satisfy any representation, warranty, covenant, undertaking, obligation or condition set forth in this Agreement is caused by or due to, in whole or in part, any Unavoidable Interruption, such representation, warranty, covenant, undertaking, obligation or condition (except regarding insurance coverages and monetary payments) shall be adjusted to the extent and for so long as such party's failure is caused by or due to, in whole or in part, such Unavoidable Interruption.

26.10       Inspection Rights. Owner shall have the right to inspect the Hotel and examine the books and records of Manager pertaining to the Hotel at all reasonable times during the Term upon reasonable notice to Manager, and Owner and the holder of any Mortgage shall have access to the Hotel and the books and records pertaining thereto at all times during the Term to the extent necessary to comply with the terms of any Mortgage, all to the extent consistent with applicable law and regulations and the rights of guests, tenants and concessionaires of the Hotel.

26.11       Subordination. This Agreement, any extension hereof and any modification hereof shall be subject and subordinate to a Mortgage as provided therein. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, Manager will execute and return to Owner (or to Lender, as designated by Owner) such documentation as Owner or Lender may reasonably request to evidence the subordination of this Agreement to the Mortgage.

26.12       Effect of Approval of Plans and Specifications. Owner and Manager agree that in each instance in this Agreement or elsewhere wherein Manager is required to give its approval of plans, specifications, budgets and/or financing, no such approval shall imply or be deemed to constitute an opinion by Manager, nor impose upon Manager any responsibility for the design or construction of additions to or improvements of the Hotel, including but not limited to structural integrity or life/safety requirements or adequacy of budgets and/or financing. The scope of Manager's review and approval of plans and specifications is limited solely to the adequacy and relationship of spaces and aesthetics of the Hotel in order to comply with the Operating Standards.

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26.13       Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

26.14       Time is of the Essence. Time is of the essence in this Agreement.

26.15       Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

26.16       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which shall constitute one and the same agreement.

26.17       No Electronic Transactions. The parties hereby acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Article 21 of this Agreement.

26.18       Prohibited Persons and Transactions.

(a)       Manager is not, and shall not become, a person or entity with whom U. S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named in OFAC's Specially Designated and Blocked Person's List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism), or other governmental action (such persons and entities being "Prohibited Persons").

(b)       Owner is not and shall not become a Prohibited Person.

26.19                  Confidentiality. Owner and Manager agree to keep the terms and conditions of all leases and other occupancy agreements in effect at the Hotel (if any) and all other accruements relating to the Hotel, together with all information and data obtained, possessed, or generated by Manager in connection with the Hotel (collectively, "Privileged Information"), strictly confidential and not to make any public announcements or any disclosures to any third parties, either orally or in writing, with respect to any Privileged Information without the express written consent of the other party hereunder; provided, however, the restrictions imposed hereby shall not apply to any Privileged Information (1) which is required to be disclosed in order to comply with any law, ordinance, governmental decree or any rule, regulation or decree of any interested governmental body or (2) which must otherwise be disclosed to relevant third parties, including accountants, attorneys and lenders, in the course of reasonable and diligent management and operation of the Hotel or the business of Owner, or any subsidiary or Affiliate of Owner or Manager. If Manager makes such disclosure, it shall notify such third party of this provision and of the requirement of Owner for confidentiality. The provisions of this Section 26.19 shall survive the expiration or termination of this Agreement for two (2) years after any termination or expiration of this Agreement.

Management Agreement - Page	34

26.20                  No Third Party Rights. This Agreement shall inure solely to the parties hereto. Notwithstanding any other provision of this Agreement, no third party shall have any rights pursuant to the terms of this Agreement.

ARTICLE 27

NO REPRESENTATIONS AS TO INCOME OR FINANCIAL SUCCESS OF HOTEL

In entering into this Agreement, Manager and Owner acknowledge that neither Owner nor Manager has made any representation to the other regarding projected earnings, the possibility of future success or any other similar matter respecting the Hotel, and that Manager and Owner understand that no guarantee is made to the other as to any specific amount of income to be received by Manager or Owner or as to the future financial success of the Hotel.

ARTICLE 28

REPRESENTATIONS OF MANAGER

In order to induce Owner to enter into this Agreement, Manager does hereby make the following representations and warranties:

(a)       the execution of this Agreement is permitted by the certificate of formation and partnership agreement of Manager and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Manager enforceable in accordance with the terms hereof;

(b)       to the best knowledge of Manager, there is no claim, litigation, proceeding or governmental investigation pending, or, as far as is known to Manager, threatened, against or relating to Manager, the properties or business of Manager or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of Manager to enter into this Agreement or to carry out its obligations hereunder, and to the best knowledge of Manager, there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Owner; and

(c)       neither the consummation of the transactions contemplated by this Agreement on the part of Manager or to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Manager is a party or by which it is bound.

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ARTICLE 29

REPRESENTATIONS OF OWNER

In order to induce Manager to enter into this Agreement, Owner does hereby make the following representations and warranties:

(a)       the execution of this Agreement is permitted by the Limited Liability Company Agreement of Owner and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with the terms hereof;

(b)       there is no claim, litigation, proceeding or governmental investigation pending, or as far as is known to Owner, threatened, against or relating to Owner, the properties or business of Owner or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of Owner to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Manager; and

(c)       neither the consummation of the transactions contemplated by this Agreement by this Agreement on the part of Owner to be performed nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Owner is a party or by which it is bound.

ARTICLE 30

DISPUTE RESOLUTION

Except as specifically provided in Section 4.4 of this Agreement, Owner and Manager agree that any dispute between the parties related to or arising out of this Agreement that cannot be amicably settled by the parties hereunder, shall first be submitted for non-binding mediation before resorting to any litigation, equitable proceeding or other enforcement action. Such mediation shall be held within a twenty-five mile radius of the Hotel (or such other location mutually agreed by the parties) and the parties shall cooperate in good faith to agree on a mediator who shall be a retired or semi-retired judge having at least ten (10) years of experience on the bench hearing complex commercial transactions. If the parties hereto have failed to designate, by a joint written statement, a mediator within thirty (30) days following the date of a written request therefor by either Manager or Owner to the other, then either Owner or Manager may notify the local office of the American Arbitration Association ("AAA") or JAMS and request such entity to select a person to act as the mediator to assist in the resolution of the dispute. The mediation will be a non-binding conference between the parties conducted in accordance with the applicable rules and procedures of AAA or JAMS (as determined by the mediator). The compensation of the mediator and all related expenses shall be borne equally by the parties, each of whom shall bear their own costs, irrespective of the outcome of the mediation. If any dispute remains unresolved between the parties after the mediation is complete, then either party shall be entitled to pursue its rights and remedies at law or in equity. The provisions of this Article 30 shall survive the expiration or earlier termination of this Agreement.

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ARTICLE 31

ADDITIONAL OBLIGATIONS OF MANAGER

Manager acknowledges that Owner is vitally interested in the qualifications of the individuals designated as the general manager and the director of sales of the Hotel. Manager shall, from time to time, consult with Owner and obtain Owner's approval as to the appointment of individuals to such positions; provided, however, Owner and Manager acknowledge that nothing in this Article is intended to limit or negate the authority of Manager elsewhere provided in this Agreement to remove and replace, in its sole discretion, the Executive Personnel of the Hotel.

ARTICLE 32

TERMINATION OF THE LICENSE AGREEMENT

Owner reserves and shall have the absolute right in its sole and unfettered discretion, at any time and without the consent or approval of (but with notice to) Manager, to terminate the License Agreement, provided, however, that (i) Owner shall have no such right in order to establish its own independent operations, such as an operation without a franchise or license or in its own hotel name; (ii) in the event of such a termination by Owner, Manager shall have the right of approval (which right shall be reasonably exercised) of any new franchise or license for the Hotel; and (iii) if Owner's decision to terminate the License Agreement is made without the consent of Manager, then the provisions of Section 18.2 of this Agreement shall no longer apply.

ARTICLE 33

RECOURSE

Any provision of this Agreement to the contrary notwithstanding, Manager hereby agrees that no personal, partnership or corporate liability of any kind or character (including, without limitation, the payment of any judgment) whatsoever now attaches or at any time hereafter under any condition shall attach to Owner or any of Owner's constituent entities and affiliates or any mortgagee for payment of any amount payable under this Agreement or for the performance of any obligation under this Agreement. The exclusive remedies of Manager for the failure of Owner to perform any of its obligations under this Agreement shall be to proceed against the interest of Owner in and to the Hotel for Manager's actual, out-of-pocket damages (and not any consequential, punitive or exemplary damages), and Owner shall not be personally liable for any deficiency.

Notwithstanding any other provision of this Agreement to the contrary, the liability of Manager arising out of or in connection with this Agreement and the transactions and obligations contemplated hereby shall at all times be limited to the aggregate amount of management fees payable to Manager under this Agreement during the initial Term (the “Manager’s Liability Cap”), and in any litigation, arbitration or any other dispute, neither Owner nor any other party shall seek or have recourse to any other asset of Manager’s members, partners, directors, officers, employees, associates, agents, executives or affiliates. Without limiting the foregoing, neither Manager nor any party associated with Manager shall have any liability in excess of the Manager’s Liability Cap for any act by Manager (either prior to or during the Operating Term of or after the expiration or earlier termination of this Agreement); provided, however, that the Manager Liability Cap shall not apply to any liability of Manager or its Affiliates resulting from the fraud, gross negligence or willful misconduct of Manager or its Affiliates. Notwithstanding anything contained in this Agreement to the contrary in no event shall Manager be liable under this Agreement for any consequential, speculative, punitive, treble, or other special damages.

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IN WITNESS WHEREOF, Owner has caused this Agreement to be executed and its seal affixed by its partners duly authorized thereunto and Manager has caused this Agreement to be executed and its seal affixed by its officer duly authorized thereunto, the day and year first above written, in duplicate.

OWNER:

PHR CHERRY OPCO SUB, LLC

By:	/s/ James A. Procaccianti
Name: James A. Procaccianti
Title: Authorized Representative

MANAGER:

PHR CHERRY TREE HOTEL MANAGER, LLC

By:	/s/ James A. Procaccianti
Name: James A. Procaccianti
Title: Manager

Signature Page to Management Agreement - Solo Page

SCHEDULE I

Trade Name/Brand of Hotel:	Cherry Tree Inn and Suites

Physical Address of Hotel:	2345 N. US 31 North, Grand Traverse City, MI

Number of Guest Rooms:	76

Licensor:	None

Initial Working Capital:	$TBD

Base Fee:	The base fee payable (the "Base Fee") shall be an amount equal to three percent (3.0%) of Total Operating Revenues (which exclude the gross receipts of any licensees, lessees and concessionaires) in respect of any applicable period; provided, however, in the event that such 3.0% of revenues in any month is less than $7,500.00 (the “Minimum Monthly Charge”) the Owner will pay Manager the Minimum Monthly Charge for such month.

Centralized Services Fee:	A centralized service fee of $2,500 minimum per month shall be charged in addition to any other fees and costs constituting a Centralized Service

Incentive Fee:	None

Schedules – Page 1

SCHEDULE II

Gross Operating Expenses

1.1           Gross Operating Expenses. “Gross Operating Expenses” means, except to the extent excluded below or in the Agreement, all costs and expenses of operating the Hotel during the Term pursuant to this Agreement attributable to the Accounting Period, Fiscal Year or portion of a Fiscal Year under consideration including, without limitation, the following:

(a)               salaries and wages of Hotel Employees, including employee benefits, costs of payroll, and payroll and similar taxes but only to the extent such expenses are attributable to such Hotel Employee’s employment at the Hotel;

(b)               costs incurred with respect to sales and other revenues generated at the Hotel;

(c)               the costs of all utilities and services including, without limitation, heat, air conditioning, water, light and power, local and long distance telephone service, and data communication and computer services, except as such costs may be appropriately capitalized in accordance with GAAP;

(d)               the costs of all food and beverages sold or consumed and of all Operating Equipment and Inventories and Consumable Supplies placed in use, including the sale, consumption and placement in use of Operating Equipment and Supplies initially supplied pursuant to this Agreement;

(e)               the costs of all other goods and services provided, arranged or obtained by Manager in connection with its operation of the Hotel, including, without limitation, public utilities charges and the cost of accounting systems, data processing, payroll processing and telecommunications equipment, office supplies, services performed by third parties and all other supplies, services and hotel equipment of the nature and type normally used by operators of hotels similar to the Hotel and as is common in the industry, except as such costs may be appropriately capitalized in accordance with GAAP;

(f)                all costs and fees of any arbitrators, auditors, lawyers and similar persons who perform services required or permitted pursuant to this Agreement;

(g)               all costs and expenses of technical consultants and specialized operational experts or personnel for services rendered to the Hotel, except if such costs are incurred in connection with a capital transaction outside of the normal operations of the Hotel;

(h)               all expenses related to marketing of the Hotel;

(i)                the costs of maintaining books of account and other records and producing statements pursuant to Article 7 of this Agreement;

Schedules – Page 2

(j)                the actual amount of any goods and services or other similar value added taxes imposed by any governmental authority having jurisdiction and paid as a result of the operations of the Hotel, less any credits with respect to such taxes otherwise granted with respect to the operations of the Hotel;

(k)               reasonable reserves for bad debts in accordance with GAAP;

(l)                any insurance premiums for insurance obtained by or on behalf of Manager or Owner with respect to the Hotel, except for insurance premiums for Manager’s or Manager’s Affiliates’ corporate office professional liability/errors and omissions;

(m)             any deposits into any Reserve;

(n)               all Property taxes and any similar taxes, charges and assessments against the Hotel;

(o)               any fees payable under the License Agreement to Licensor;

(p)               the Base Fee and the Centralized Services;

(q)               Allocated Services;

(r)                the cost of non-capital repairs to and maintenance of the Hotel;

(s)                all expenses otherwise contemplated by this Agreement that are to be treated or contemplated to be treated as Gross Operating Expenses; and

(t)                 all expenses reimbursable to Manager pursuant to the terms and conditions of this Agreement.

1.2              Exclusions from Gross Operating Expenses. For purposes of calculating the fees payable pursuant to this Agreement, Operating Expenses shall not include any of the following:

(a)               any repayments of advances by Manager on account of Capital Expenditures pursuant to this Agreement;

(b)               any payments from the FF&E Reserve, whether principal or interest, relating to capital improvements to or encumbrances with respect to the Hotel, including, without limitation, any payments relating to expenditures for initial FF&E and replacements or substitutions therefor or additions thereto;

(c)               land or building rental or mortgage payments;

(d)               depreciation and amortization expenses, including costs of capital improvements which are made in accordance with this Agreement;

(e)               income, capital or franchise taxes of a party hereto;

Schedules – Page 3

(f)                any Capital Expenditures;

(g)               excise, sales, use and other taxes (including room taxes) or similar charges (i) collected directly from patrons or guests or as part of the sale price of any goods or services or displays, (ii) remitted to a governmental authority and (iii) excluded from Gross Revenues;

(h)               salaries, wages, asset management fees or amounts paid to individuals or entities by or upon the instruction of Owner to the extent such individuals or entities are not under the supervision or direction of Manager;

(i)                 interest payable on any credit facility provided to fund working capital; and

(j)                 expenses of Owner related to asset management.

Schedules – Page 4

SCHEDULE III

Total Operating Revenues

1.1              Total Operating Revenues. “Total Operating Revenues” means, subject to the exclusions provided for herein, all of the following revenue, income and proceeds resulting from the operation of the Hotel and properly attributable to the Accounting Period, Fiscal Year or portion of a Fiscal Year under consideration:

(a)               Subject to the provisions below and in the Agreement, all revenues from the rental of guest rooms and suites in the Hotel and all revenues earned from guests, patrons and other persons occupying space in or using the Hotel, including, without limitation, all revenues derived from goods sold, food and beverage sales, meetings and other events, parking services, spa, health club or other Hotel facilities’ use or membership, telephone, cable or access television or internet use and all other services provided in connection with Hotel activities;

(b)               The net proceeds actually received by Owner of use and occupancy or business interruption insurance with respect to the operation of the Hotel after deduction from such proceeds of all necessary expenses incurred in the adjustment or collection thereof.

1.2              Exclusions from Total Operating Revenues. For purposes of calculating the fees payable pursuant to this Agreement, Total Operating Revenues shall not include any of the following:

(a)               excise, sales, use and other similar taxes (including room taxes) or similar charges which are required by Applicable Laws to be collected directly from patrons or guests or as part of the sale price of any goods or services or displays and which must be remitted to a governmental authority;

(b)               bad debts arising from Total Operating Revenues, provided that any recovered bad debts shall again become part of Total Operating Revenues in the Fiscal Year in which they are recovered;

(c)               gratuities, service charges or other similar receipts collected for payment to and paid to Hotel Employees and complimentary food and beverage bills for Hotel Employees (to the extent that the complimentary food and beverage expenditures do not exceed the amount set forth in Operating Budget unless Owner’s consent is received with respect to such excess amounts) the and guests;

(d)               revenue, income and proceeds of sales of tenants, licensees and concessionaires;

(e)               revenues, including gains or losses arising from the sale or other disposition of capital assets, including, without limitation, FF&E no longer required for the operation of the Hotel;

Schedules – Page 5

(f)                proceeds or awards arising from a taking or condemnation of capital property;

(g)               receipts or credits for settlement of claims for loss or theft of or damage to personal property or furnishings, or any recoveries relating to a breach of warranty or guaranty, excluding, however, those amounts that are compensation for items that would otherwise be included in Total Operating Revenues hereunder;

(h)               proceeds from any insurance policy other than the net proceeds actually received by Owner of use and occupancy or business interruption insurance;

(i)                 receipts of a capital nature, including any financing of the Hotel;

(j)                 Existing Lease and License Arrangements;

(k)               interest, if any, earned on any FF&E Reserve or on funds invested on behalf of Owner; or

(l)                 working capital provided by Owner.

Schedules – Page 6

SCHEDULE IV

Centralized Services

Schedules – Page 7

EXHIBIT A

DESCRIPTION OF PREMISES

EXHIBIT B

EXAMPLE OF MONTHLY TRANSACTIONS REPORT

EXHIBIT C

COMPETITIVE SET

STR#	Property Name	Room Count	Open Date	City	State
22182	Bayshore Resort	120	05/1994	Traverse City	MI
40962	Holiday Inn Express & Suites Acme Traverse City	81	06/2001	Williamsburg	MI
13977	Comfort Inn Traverse City	62	06/1997	Traverse City	MI
24165	Hampton Inn Traverse City	124	01/1987	Traverse City	MI
29103	Grand Beach Resort Hotel	98	05/1992	Traverse City	MI
59442	Cambria Hotels Traverse City	92	06/2009	Traverse City	MI
36111	Fairfield Inn & Suites Traverse City	85	07/1999	Traverse City	MI
10976	Cherry Tree Inn & Suites	76	11/1999	Traverse City	MI